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                                                                    Exhibit 10.2

                          STANDARD MOTOR PRODUCTS, INC.

                                 NOTE AGREEMENT

                                                   Dated as of November 15, 1992

To Each of the Purchasers
     Named in the Attached Schedule I

Ladies and Gentlemen:

         STANDARD MOTOR PRODUCTS, INC., a New York corporation (the "Company"), agrees with you as follows:

Section 1.      DESCRIPTION OF NOTES AND COMMITMENT

1.1 Description of Notes. The Company has authorized the issuance and sale of $65,000,000 aggregate principal amount of its Senior Notes (the "Notes"), to be dated the date of issuance, to bear interest from such date (computed on the basis of a 360-day year comprised of twelve 30-day months) , payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1993, and at maturity, at the rate of 7.85% per annum prior to maturity and to bear interest on any overdue principal (including any overdue optional or required prepayment), on any overdue Make-Whole Amount, and (to the extent legally enforceable) on any overdue installment of interest at a per annum rate equal to the greater of the rate of 9.85% and the reference rate of Chemical Bank from time to time in effect plus 2%. The Notes shall be expressed to mature on December 15, 2002 and shall be substantially in the form attached as Exhibit A. The term "Notes" as used herein shall include each Note delivered pursuant to this Note Agreement (the "Agreement") and each Note delivered in substitution or exchange therefor and, where applicable, 5 hall include the singular number as well as the plural. Any reference to you in this Agreement shall in all instances be deemed to include any nominee of yours or any separate account or other person on whose behalf you are purchasing Notes. You and the other purchasers are sometimes referred to herein individually as a "Purchaser" and collectively as the "Purchasers."

1.2 Commitment; Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the aggregate principal amount set forth opposite your name in the attached Schedule I at a price of 100% of the principal amount thereof.

         Delivery of and payment for the Notes shall be made at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Quaker Tower, Chicago, Illinois 60610, at 9:00 a.m., Chicago Time, on December 15, 1992, or at such later time or on such later date, not later than Noon, Chicago Time, on December 30, 1992 as may be mutually agreed upon by the Company and the Purchasers (the "Closing Date"). The Notes shall be delivered to you in the form of one or more Notes in fully registered form, issued in your name or in the name of your nominee. Delivery of
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the Notes to you on the Closing Date shall be against payment of the purchase price thereof in Federal funds or other funds in U.S. dollars immediately available at Chemical Bank, 270 Park Avenue, 7th Floor, New York, New York, A.B.A. No. 021000128, for deposit in the Company's Account No. 027-022048. If on the Closing Date the Company shall fail to tender the Notes to you, you shall be relieved of all remaining obligations under this Agreement. Nothing in the preceding sentence shall relieve the Company, of any liability occasioned by such failure to deliver the Notes. The funding and other obligations of the Purchasers under this Agreement shall be several and not joint.

Section 2.      PREPAYMENT OF NOTES

2.1 Required Prepayments. In addition to payment of all outstanding principal of the Notes at maturity and regardless of the amount of Notes which may be outstanding from time to time, the Company shall prepay and there shall become due and payable on December 15 in each year, $9,285,714 of the principal amount of the Notes or such lesser amount as would constitute payment in full on the Notes, commencing December 15, 1996 and ending December 15, 2001, inclusive, with the remaining principal payable on December 15, 2002. Each such prepayment shall be at a price of 100% of the principal amount prepaid, together with interest accrued thereon to the date of prepayment.

2.2 Optional Prepayments. (a) Upon notice as provided in Section 2.3, the Company may prepay the Notes, in whole or in part, at any time, in an amount not less than $1,000,000, an integral multiple of $100,000 in excess thereof or such lesser amount as shall constitute payment in full of the Notes, provided that a prepayment pursuant to this Section 2.2(a) shall be made only in conjunction with the contemporaneous pro rata prepayment of the 6.01% Notes. Each such prepayment shall be at a price of 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment, plus the Make-Whole Amount.

         (b) Promptly following the day on which the Company first learns of a proposed Change of Control, the Company shall give notice thereof to the holders of the Notes, which notice shall include the estimated date (if known) on which such Change of Control may occur. In the event of a Change of Control, the Company shall immediately and in any event not later than 5 calendar days after such date, give written notice to each holder of a Note of the Change of Control, accompanied by a certificate of an authorized officer of the Company specifying the nature of the Change of Control. Such notice shall (i) contain the written, irrevocable offer of the Company to prepay, on a date specified in such notice which shall be not less than 30 or more than 45 calendar days after the effective date of such Change of Control, the entire principal amount of the Notes held by each holder at a price equal to 100% thereof, plus interest accrued thereon to the date of prepayment, (ii) state that notice of acceptance of the Company's offer to prepay under this Section 2.2(b) must be delivered to the Company not later than 10 calendar days prior to the date fixed for prepayment, and (iii) contain the information specified in clauses (iii), (iv) and (v) of the first sentence of Section 2.3. Upon receipt by the Company of such notice of acceptance from any holder, but subject to the following sentence, the aggregate principal amount of Notes held by such holder plus the interest accrued thereon shall become due and payable on the day specified in the Company's notice. Not earlier than 7 calendar days prior to the date fixed for prepayment, the Company shall give written notice to each holder of those holders who have given notices of acceptance of the Company's offer and



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the principal amount of Notes held by each, and thereafter any holder may change its response to the Company's offer by written notice to such effect delivered to the Company not less than 3 business days prior to the date fixed for prepayment.

         (c) Any optional prepayment of less than all of the Notes outstanding pursuant to Section 2.2(a) or 2.2(b) shall be applied to reduce, pro rata the prepayments and payment at maturity required by Section 2.1.

         (d) Except as provided in Section 2.1 and this Section 2.2, the Notes shall not be prepayable in whole or in part.

         2.3 Notice of Prepayments. (a) The Company shall give notice of any optional prepayment of the Notes pursuant to Section 2.2(a) to each holder of the Notes not less than 30 days nor more than 60 days before the date fixed for prepayment, specifying (i) such date, (ii) the principal amount of the holder's Notes to be prepaid on such date, (iii) the Determination Date for calculating the Make Whole Amount, (iv) a calculation of the estimated amount of the Make-Whole Amount showing in detail the method of calculation and (v) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the Make-Whole Amount, if any, and accrued interest thereon shall become due and payable on the prepayment date.

         (b) The Company also shall give notice to each holder of the Notes to be prepaid pursuant to Section 2.2(a) by telecopy, telegram, telex or other same-day written communication, confirmed by notice delivered by overnight courier, as soon as practicable but in any event no less than 2 Business Days prior to the prepayment date, of the Make-Whole Amount applicable to such prepayment and the details of the calculations used to determine the amount of such Make-Whole Amount.

         2.4 Surrender of Notes on Prepayment or Exchange. Subject to Section 2.5, upon any partial prepayment of a Note pursuant to this Section 2 or partial exchange of a Note pursuant to Section 10.3, such Note may, at the option of the holder thereof, (i) be surrendered to the Company pursuant to Section 10.3 in exchange for a new Note or Notes equal to the principal amount remaining unpaid on the surrendered Note, or (ii) be made available to the Company, at the Company's principal office, for notation thereon of the portion of the principal so prepaid or exchanged. In case the entire principal amount of any Note is prepaid or exchanged, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of such Note.

         2.5 Direct Payment and Deemed Date of Receipt. Notwithstanding any other provision contained in the Notes or this Agreement, the Company will pay all sums becoming due on each Note held by you or any subsequent Institutional Holder by wire transfer of immediately available funds to such account as you or such subsequent Institutional Holder have designated in Schedule I, or as you or such subsequent Institutional Holder may otherwise designate by notice to the Company, in each case without presentment and without notations being made thereon, except that any such Note so paid or prepaid in full shall be surrendered to the Company for cancellation following such payment. Any wire transfer shall identify such payment in the manner set forth in Schedule I and shall identify the payment as principal, Make-



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Whole Amount, if any, and/or interest. You and any subsequent Institutional
Holder of a Note to which this Section 2.5 applies agree that, before selling or otherwise transferring any such Note, you or it will make a notation thereon of the aggregate amount of all payments of principal theretofore made and of the date to which interest has been paid and, upon written request of the Company, will provide a copy of such notations to the Company. Any payment made pursuant to this Section 2.5 shall be deemed received on the payment date only if received before 10:00 A.M., Chicago time. Payments received after 10:00 A.M., Chicago Time, shall be deemed received on the next succeeding Business Day.

         2.6 Allocation of Payments. In the case of a prepayment pursuant to
Section 2.1 or Section 2.2(a), if less than the entire principal amount of all of the Notes Outstanding is to be paid, the Company will prorate the aggregate principal amount to be prepaid among the outstanding Notes in proportion to the unpaid principal amounts thereof.

         2.7 Payments Due on Saturdays, Sundays and Holidays. In any case where the date of any required prepayment of the Notes or any interest payment date on the Notes or the date fixed for any other payment of any Note or exchange of any
Note is a Saturday, Sunday or a legal holiday or a day on which banking institutions in the United States of America generally are authorized by law to close, then such payment, prepayment or exchange need not be made on such date but may be made on the next succeeding Business Day which is not a Saturday, Sunday or a legal holiday or a day on which banking institutions in the United States of America generally are authorized by law to close, with the same force and effect as if made on the due date, except that interest shall be payable to the actual date of payment.

Section 3.      REPRESENTATIONS

         3.1 Representations of the Company. As an inducement to, and as part of the consideration for, your purchase of the Notes pursuant to this Agreement, the Company represents and warrants to you as follows:

         (a) Corporate Organization and Authority. The Company is a solvent corporation duly organized, validly existing and in good standing under the laws of the State of New York, has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, to enter into and perform the Agreement and to issue and sell the Notes as contemplated in the Agreement.

         (b) Qualification to Do Business. The Company is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of, the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except for jurisdictions, individually or in the aggregate, where the failure to be so licensed or qualified could not have a material adverse effect on the business, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

         (c) Subsidiaries. The Company has no Subsidiaries except those listed in the attached Annex I, which correctly sets forth the jurisdiction of incorporation and the percentage of the outstanding voting Stock or equivalent interest of each Subsidiary which is owned, of



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record or beneficially, by the Company and/or one or more Subsidiaries. Each
Subsidiary which is a Restricted Subsidiary is so designated in Annex I. Each Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except for jurisdictions, individually or in the aggregate, where the failure to be so licensed or qualified would not have a material adverse effect on the business, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole. Each Subsidiary has full corporate or other power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted. The Company and each Subsidiary have good and marketable title to all of the shares they purport to own of the capital stock or equivalent interest of each Subsidiary, free and clear in each case of any Lien, except as otherwise disclosed in the attached Annex II, and all such shares have been duly issued and are fully paid and nonassessable.

         (d) Financial Statements. The consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1990 and 1991, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years ended December 31, 1987, 1988, 1989, 1990 and 1991, accompanied by the reports and unqualified opinions of (i) Peat Marwick, independent public accountants, with respect to the financial statements for the years ended December 31, 1987, 1988 and 1989 and (ii) David Berdon & Co., independent public accountants, with respect to the financial statements for the years ended December 31, 1990 and 1991, copies of which have heretofore been delivered to you, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein) and present fairly the consolidated financial condition of the Company and its Subsidiaries on such dates and their consolidated results of operations and cash flows for the years then ended. The unaudited condensed consolidated balance sheets of the Company and its Subsidiaries as of September 30, 1992 and the related unaudited condensed consolidated statements of earnings for the three months and nine months, and cash flows for the nine months, ended September 30, 1991 and 1992, copies of which have heretofore been delivered to you, were prepared in accordance with generally accepted accounting principles and present or will present fairly the consolidated financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of their operations and changes in their cash flows for the periods then ended.

         (e) No Contingent Liabilities or Adverse Changes. Neither the Company nor any of its Subsidiaries has any contingent liabilities which, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole, other than as indicated in the most recent audited and unaudited financial statements described in the foregoing paragraph (d) of this Section 3.1, and, since September 30, 1992, there have been no changes in the condition, financial or otherwise, of the Company and its Subsidiaries except changes occurring in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse.

         (f) No Pending Litigation or Proceedings. There are no actions, suits or proceedings pending or threatened against or affecting the Company or any of its Subsidiaries, at



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law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could have a material adverse effect, either individually or in the aggregate, on the business, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

         (g) Compliance with Law. (i) Neither the Company nor any of its Subsidiaries is: (x) in default with respect to any order, writ, injunction or decree of any court to which it is a named party; or (y) in default under any law, rule, regulation, ordinance or order relating to its or their respective businesses, the sanctions and penalties resulting from which defaults described in clauses (x) and (y) could have a material adverse effect on the business, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, or on the Company's ability to perform its obligations under this Agreement or the Notes.

                  (ii) Neither the Company nor any Subsidiary nor any Affiliate of the Company is an entity defied as a "designated national" within the meaning of the Foreign Assets Control Regulations, 31 C.F.R. Chapter V, or is in violation of any Federal statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or Order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property and no restriction or prohibition under any such statute, Order, rule or regulation has a material adverse effect on the business, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

         (h) Pension Reform Act of 1974. Neither the purchase of the Notes by you nor the consummation of any of the other transactions contemplated by this Agreement is or will constitute a "prohibited transaction" within the meaning of
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or
Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Internal Revenue Service has issued a determination that each "employee pension benefit plan," as defined in Section 3 of ERISA (a "Plan"), established, maintained or contributed to by the Company or any Subsidiary (except for any Plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees) is qualified under Section 401(a) and related provisions of the Code and that each related trust or custodial account is exempt from taxation under Section 501(a) of the Code. All Plans of the Company or any Subsidiary comply in all material respects with ERISA and other applicable laws. There exist with respect to the Company or any Subsidiary no "multi-employer plans," as defined in the Multiemployer Pension Plan Amendments Act of 1980, for which a material withdrawal or termination liability may be incurred. There exist with respect to all Plans or trusts established or maintained by the Company or any Subsidiary: (i) no accumulated funding deficiency within the meaning of ERISA; (ii) no termination of any Plan or trust which could result in any liability to the Pension Benefit Guaranty Corporation ("PBGC") or any "reportable event," as that term is defined in ERISA, which could constitute grounds for termination of any Plan or trust by the PBGC; and (iii) no "prohibited transaction," as that term is defined in ERISA, which could



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subject any Plan, trust or party dealing with any such Plan or trust to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

         (i) Title to Properties. Except as disclosed on the most recent audited consolidated balance sheet described in the foregoing paragraph (d) of this
Section 3.1, the Company and each Subsidiary has (i) good and marketable title in fee simple or its equivalent under applicable law to all the real property owned by it and (ii) good and marketable title to all of the other property reflected in such balance sheet or subsequently acquired by the Company or any Subsidiary (except as sold or otherwise disposed of in the ordinary course of business), in each case free from all Liens or defects in title except Liens permitted by Section 7.5.

         (j) Leases. The Company and each Subsidiary enjoy peaceful and undisturbed possession under all leases under which the Company or such Subsidiary is a lessee or is operating, except for leases which, if terminated, would not, individually or in the aggregate, have a material adverse effect on the business, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

         (k) Franchises, Patents, Trademarks and Other Rights. The Company and each Subsidiary have all franchises, permits, licenses and other authority necessary to carry on their businesses as now being conducted, and none are in default under any of such franchises, permits, licenses or other authority which are material to their businesses, properties, profits, prospects, operations or condition, financial or otherwise. The Company and each Subsidiary own or possess all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of their businesses, without any known conflict with the rights of others which could have, individually or in the aggregate, a material adverse, effect on their businesses, properties, profits, prospects, operations or condition, financial or otherwise.

         (l) Authorization. This Agreement and the Notes have been duly authorized on the part of the Company and the Agreement does, and the Notes when issued will, constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that enforcement of the Notes may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in equity or at law. The sale of the Notes and compliance by the Company with all of the provisions of this Agreement and of the Notes (i) are within the corporate powers of the Company, (ii) have been duly authorized by proper corporate action, (iii) are legal and will not violate any provisions of any law or regulation or order of any court, governmental authority or agency and, (iv) will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien on any property of the Company or any Subsidiary under the provisions of, any charter document, by-law, loan agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their property may be bound.


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         (m) No Defaults. No event has occurred and no condition exists which, upon the issuance of the Notes, would constitute a Default or an Event of Default under this Agreement. Neither the Company nor any Subsidiary is in default under any charter document, by-law, loan agreement or other material agreement or material instrument to which it is a party or by which it or its property may be bound.

         (n) Governmental Consent. Neither the nature of the Company or any of its Subsidiaries, their respective businesses or properties, nor any relationship between the Company or any of its Subsidiaries and any other Person, nor any circumstances in connection with the offer, issuance, sale or delivery of the Notes is such as to require a consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, any governmental authority on the part of the Company in connection with the execution and delivery of this Agreement or the offer, issuance, sale or delivery of the Notes.

         (o) Taxes. All income tax returns and all other material tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary, or upon any of their respective properties, income or franchises, which are due and payable, have been paid timely or within appropriate extension periods or contested in good faith by appropriate proceedings and the collection thereof has been stayed by the applicable governmental authority during the period of the contest. The Company does not know of any proposed additional tax assessment against it or any Subsidiary for which adequate provision has not been made on its books. The statute of limitations with respect to Federal income tax liability of the Company and its Subsidiaries has expired for all taxable years up to and including the taxable year ended December 31, 1988 and no material controversy in respect of additional taxes due since such date is pending or, to the Company's knowledge, threatened. To the best knowledge of the Company, the provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years and for the current fiscal period.

         (p) Statues under Certain Statutes. Neither the Company nor any Subsidiary is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility" as defined in the Federal Power Act,, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

         (q) Private Offering. Neither the Company, Chemical Bank, NBD Bank, N.A., nor SPP Hambro & Company (the only Persons authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering of the Notes or any similar security of the Company) has offered any of the Notes or any similar security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than institutional investors, including the Purchasers, each of whom was offered all or a portion of the Notes at private sale for investment. Neither the Company nor anyone acting on its authorization will offer the Notes or any part thereof or any similar security for issuance or sale to, or solicit any offer to acquire any



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of the same from, anyone so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act.

         (r) Effect of Other Instruments. Neither the Company nor any Subsidiary is bound by any agreement or instrument or subject to any charter or other corporate restriction which (i) in any way restricts the Company's ability to perform its obligations under this Agreement or the Notes or any Subsidiary's ability to pay dividends or make advances to the Company or (ii) materially and adversely affects the business, properties, profits, prospects, operations, or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

         (s) Use of Proceeds. The Company will apply the net proceeds from the sale of the Notes, together with the net proceeds from the contemporaneous sale of the 6.01% Notes, to the repayment of Indebtedness to banks and Funded Debt. None of the transactions contemplated in this Agreement (including, without limitation thereof, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System (12 C.F.R., Chapter II). Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of Regulation G, and none of the proceeds from the sale of the Notes will be used to purchase or carry or refinance any borrowing the proceeds of which were used to purchase or carry any "margin stock" or "margin security" in violation of Regulations G, T, U or X.

         (t) Condition of Property. All of the facilities of the Company and its Subsidiaries are in sound operating condition and repair, except for facilities being repaired in the ordinary course of business or facilities which,, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole.

         (u) Books and Records. The Company and each of its Subsidiaries (i) maintain books, records and accounts in reasonable detail which accurately and fairly reflect their respective transactions and business affairs, and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization and to permit preparation of financial statements in accordance with generally accepted accounting principles.

         (v) Environmental Compliance. The Company and each Subsidiary (including their operations and the conditions at or in their Facilities) comply in all material respects with all Environmental Laws, except for instances of alleged noncompliance which the Company or such Subsidiary is contesting in good faith and which, individually or in the aggregate, if determined adversely to the Company or such Subsidiary, would not have a material adverse effect an the business, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole; the Company and each Subsidiary have obtained all permits under Environmental Laws necessary to their respective operations, all such permits are in good standing, and the Company and each Subsidiary are in compliance with all material terms and conditions of such permits; and neither the Company nor any of its Subsidiaries has any liability (contingent or otherwise) in connection with any Release of any Hazardous Material or the existence of any Hazardous material on,



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under or about any Facility that could give rise to an Environmental Claim that could have a material adverse effect on the business, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

         (w) NAIC Rating. The Notes have received a preliminary rating of "2" from The National Association of Insurance Commissioners.

         (x) Full Disclosure. Neither the Private Placement Memorandum dated October 1992 (including the attachments and enclosures), the financial statements referred to in paragraph (d) of this Section 3.1, nor this Agreement, nor any other written statement or document furnished by the Company to you in connection with the negotiation of the sale of the Notes, taken together, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact (exclusive of general economic, political or social conditions or trends) particular to the Company and known by the Company that the Company has not disclosed to you in writing and that has a material adverse effect on or, so far as the Company can now foresee, will have a material adverse effect on the business, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole or on the ability of the Company to perform its undertakings under and in respect of this Agreement and the Notes.

         3.2 Representations of the Purchasers. You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for your own account and not with a view to any distribution thereof, provided that the disposition of your property shall at all times be and remain within your control, subject, however, to compliance with Federal securities laws. You acknowledge that the Notes have not been registered under the Securities Act and you understand that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. You have been advised that the Company does not contemplate registering, and is not legally required to register, the Notes under the Securities Act.

         You further represent that either: (i) no part of the funds to be used by you to purchase the Notes will constitute assets allocated to any separate account maintained by you; or (ii) no part of the funds to be used by you to purchase the Notes will constitute assets allocated to any separate account maintained by you such that the application of such funds will constitute a prohibited transaction under Section 406 of ERISA; or (iii) all or a part of such funds will constitute assets of one or more separate accounts maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts as of the date of such purchase, and the Company has advised you in writing that the Company is not a party-in-interest nor are the Notes employer securities with respect to the particular employee benefit plans disclosed to the Company by you as aforesaid. (For the purpose of this clause (iii), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan.) As used herein, the terms "separate account," "party-in-interest," "employer securities," and "employee benefit plan" have the meanings assigned to them in ERISA.

Section 4.      CLOSING CONDITIONS

         Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder, which are to be performed at or prior to the time of delivery of the Notes, and to the following conditions to be satisfied on or before the Closing Date:

         4.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement or otherwise made in writing in connection herewith shall be true and correct on or as of the Closing Date and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the president, the chief financial officer or the chief accounting officer of the Company.

         4.2 Legal Opinions. You shall have received from Gardner, Carton & Douglas, who is acting as your special counsel in this transaction, and from Bondy & Schloss, counsel for the Company, their respective opinions, dated such Closing Date, in form and substance satisfactory to you and covering substantially the matters set forth or provided in the attached Exhibits B and C.

         4.3 Events of Default. No event shall have occurred and be continuing on the Closing Date which would constitute a Default or an Event of Default, and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the president or the chief financial officer of the Company.

         4.4 Payment of Fees and Expenses. The Company shall have paid all fees, expenses, costs and charges, including the fees and expenses of Gardner, Carton & Douglas, your special counsel, incurred by you through the Closing Date and incident to the proceedings in connection with, and transactions contemplated by, this Agreement and the Notes.

         4.5 Sale of Notes to Other Purchasers; Sale of 6.01% Notes. The Company shall have consummated the sale of the entire $65,000,000 principal amount of the Notes to be sold on the Closing Date pursuant to this Agreement and shall have consummated the sale of the entire $15,000,000 principal amount of the 6.01% Notes.

         4.6 Legality of Investment. Your acquisition of the Notes shall constitute a legal investment as of the Closing Date under the laws and regulations of each jurisdiction to which you may be subject (without resort to any "basket" or "leeway" provision which permits the making of an investment without restrictions as to the character of the particular investment being made), and such acquisition shall not subject you to any penalty or other onerous condition in or pursuant to any such law or regulation; and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

         4.7 Private Placement Number. A Private placement number with respect to the Notes shall have been issued by Standard & Poor's Corporation.

         4.8 Consent of NBD. N.A. NBD, N.A., as assignee of Chemical Bank, shall have granted its consent in writing to the issuance of the Notes and the 6.01% Notes pursuant to the

Credit Agreement dated as of March 10, 1989, among the Company, as borrower, and certain of its subsidiaries, as guarantors, and Chemical Bank, as lender, as amended.

         4.9 Proceedings and Documents. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation of such transactions shall be satisfactory in form and substance to you and your special counsel, and you and your special counsel shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings which you and they may reasonably request.

Section 5.      INTERPRETATION OF AGREEMENT

         5.1 Certain Terms Defined. The terms hereinafter set forth when used in this Agreement shall have the following meanings:

         Affiliate - Any Person (other than a Restricted Subsidiary) (i) who is a director or executive officer of the Company or any Subsidiary, (ii) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (iii) which beneficially owns or holds securities representing 5% or more of the combined voting power of the Voting Stock of Company or any Subsidiary or (iv) of which securities representing 5% or more of the combined voting power of its Voting Stock (or in the case of a Person not a corporation, 5% or more of its equity) is beneficially owned or held by the Company or any Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         Agreement - As defined in Section 1.1.

         Business day - Any day, other than Saturday, Sunday or a legal holiday or any other day on which banking institutions in the United States of America generally are authorized by law to close.

         Capital Losses - Capital losses in the amount of $1,464,152 as of September 30, 1992 in the investment portfolio of Mardevco Credit Corp.

         Capitalized Lease - Any lease the obligation for Rentals with respect to which, in accordance with generally accepted accounting principles, would be required to be capitalized on a balance sheet of the lessee or for which the amount of the asset and liability thereunder, as if so capitalized, would be required to be disclosed in a note to such balance sheet.

         Change of Control - The acquisition, through purchase or otherwise, by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than Bernard Fife, Nathaniel Sills and Lawrence Sills, their spouses and heirs and trusts created for the exclusive benefit of their families, who is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act) of shares of Voting Stock representing more than 50% of' the combined voting power of all classes of Voting Stock of the Company.

         Closing Date - As defined in Section l.2.

         Code - As defined in Section 3.1(h).

         Consolidated Capitalization - The sum of Consolidated Debt and Consolidated Tangible Net Worth.

         Consolidated Current Assets and Consolidated Current Liabilities - Such consolidated assets and liabilities of the Company and its Restricted Subsidiaries as shall be determined to constitute current assets and current liabilities, respectively, in accordance with generally accepted accounting principles.

         Consolidated Debt - The sum of Current Debt and Funded Debt of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

         Consolidated Net Income - For any period, the consolidated net income (or net loss) of the Company and its Restricted Subsidiaries determined in accordance with generally accepted accounting principles, but excluding therefrom (i) the net income of any Subsidiary (other than a Restricted Subsidiary) or any other Person in which the Company or a Restricted Subsidiary has an interest to the extent that such income has not been received by the Company or a Restricted Subsidiary in the form of cash dividends or other similar cash distributions, or the net loss of any Subsidiary (other than a Restricted Subsidiary) or any other Person in which the Company or a Restricted Subsidiary has an interest, (ii) the net income or net loss of any Restricted Subsidiary for any period prior to the date it becomes a Restricted Subsidiary,
(iii) any gain or loss (net of any tax effect) resulting from the reappraisal, reevaluation or write-up of assets, (iv) any extraordinary, unusual or nonrecurring gain or loss, (v) earnings or losses attributable to minority interests, (vi) proceeds of any life insurance policy, (vii) net income of a Restricted Subsidiary which for any reason cannot be distributed as a dividend,
(viii) reversal of a contingency reserve except to the extent that provision therefor was made from income during such period, and (ix) one-time and recurring non-cash charges for post-retirement benefits made in accordance with Financial Accounting Standards Board Bulletin No. 106).

         Consolidated Operating Cash Flow - For any period, the sum of (i) Consolidated Net Income or such period, (ii) all provisions for federal, state and other income taxes made by the Company and its Restricted Subsidiaries for such period, (iii) Interest Charges for such period and (iv) depreciation and amortization expense for such period.

         Consolidated Tangible Net Worth - The consolidated stockholders' equity of the Company and its Restricted Subsidiaries determined in accordance with generally accepted accounting principles, less all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and similar intangibles properly classified as intangibles in accordance with generally accepted accounting principles.

         Consolidated Total Assets - The total assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted principles.

         Current Debt - All indebtedness for borrowed money and Capitalized Leases other than Funded Debt.

         Default - Any event which, with the lapse of time or the giving of notice, or both, would become an Event of Default.

         Determination Date - The day 3 Business Days before the date fixed for a prepayment pursuant to Section 2.2(a) or (b) or the date of declaration pursuant to Section 8.2.

         Environmental Claim - Any notice of violation, claim, demand, abatement order or other order by any Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence of a Release (whether sudden or non-sudden or accidental or nonaccidental) of, or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to any Facility, (ii) the use, handling, transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any Facility, or (iii) the violation, or alleged violation, of any statutes, rules, regulations, ordinances, orders, permits, licenses or authorizations of or from any governmental authority, agency or court relating to environmental matters pertaining to the Facilities.

         Environmental Laws. All laws relating to environmental matters, including those relating to (i) files, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials and to the generation, use, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to the Company or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. S Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.), and the Emergency Planning and Community Right-to Know Act (42 U.S.C. Section 11001 et seq.), and (ii) environmental protection, including the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.), and comparable state laws, each as amended or supplemented, and any similar or analogous local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

         ERISA - As defined in Section 3.1(h).

         Event of Default - As defined in Section 8.1.

         Exchange Act - The Securities Exchange Act of 1934, as amended, and as it may be further amended from time to time.

         Facility - Any and all real property (including all buildings, fixtures or other improvements located thereon) now or heretofore owned, leased, operated or used (under permit or otherwise) by the Company or any of its Subsidiaries.

         Fixed Charges - For any period, the sum of Interest Charges and Rentals paid or accrued.

         Forward Conversion - The purchase of common stock of a company satisfying the conditions of the following sentence together with the contemporaneous purchase of a put option and writing of a call option, having identical expirations and striking prices, covering shares of such common stock. The common stock subject to such transactions must be listed on the New York or American Stock Exchange or reported on the National Association of Securities Dealers, Inc. National Market Automated Quotation System and shall be issued by a corporation with outstanding senior unsecured Indebtedness rated "A" or better by Standard & Poor's Corporation or the equivalent by Moody's Investors Service, Inc.

         Funded Debt - All Indebtedness for borrowed money and Capitalized Leases which by their terms matures more than one year from the date of creation (including any portion thereof payable within a year) or which may be renewed or extended at the option of the obligor for more than one year from such date whether or not theretofore renewed or extended.

         Guaranties - All obligations (other then endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of a Person guaranteeing or, in effect, guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or (z) otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation against loss in respect thereof, or (iv) otherwise to assure the owner of the Indebtedness or obligation against loss in respect thereof. For the purposes of all computations made under this Agreement, Guaranties in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and Guaranties in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

         Hazardous Materials - (i) Any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any Environmental Laws; (ii) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants that (x) pose a hazard to any property of the Company or any of its Subsidiaries or to

Persons on or about such property or (y) cause such property to be in violation of any Environmental Law; (iii) friable asbestos, urea formaldehyde foam insulation, electrical equipment which contains any oil or dielectric fluid with levels of polychlorinated biphenyls in excess of fifty parts per million; and
(iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

         Indebtedness - Without duplication, (i) all items of borrowings, including Capitalized Leases, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which Indebtedness is to be determined, (ii) all obligations secured by any Lien whether or not a Person has assumed or become liable for the payment thereof,
(iii) all obligations under conditional sale or other title retention agreements and (iv) all Guaranties of obligations of other Persons of the character referred to in clauses (ii) and (iii) of this definition.

         Institutional Holder - Any bank, trust company, insurance company, pension fund, mutual fund or other similar financial institution, including, without limiting the foregoing, any "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, which is or becomes a holder of any Note.

         Interest Charges - For any period, all amounts paid or accrued which are properly classifiable as interest expense in accordance with generally acceptable accounting principles.

         Investments- All investments made, in cash or by delivery of property, directly or indirectly, in any Person or any property, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include investments in property to be used or consumed in the ordinary course of business permitted by Section 7.13.

         Lien - Any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of or agreement to file any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing.

         Make-Whole Amount - As of any Determination Date, to the extent that the Reinvestment Yield on such Determination Date is lower than the interest rate payable on or in respect of the Notes, the excess of (a) the present value of the principal and interest payments to be foregone by any prepayment (exclusive of accrued interest on such Notes through the date of prepayment) on such Notes to be prepaid (taking into account the manner of application of such prepayment required by section 2.2(c)), determined by discounting (semi-annually on the basis of a 360-day year composed of twelve 30-day months), such payments at a rate that is equal to the Reinvestment Yield over (b) the aggregate principal amount of such Notes then to be paid or prepaid. To the extent that the Reinvestment Yield on any Determination Date is equal to or higher than the interest rate payable on or in respect of such Notes, the Make-Whole Amount is zero.

         Notes - As defined in Section 1.1.

         PBGC - As defined in Section 3.1(h).

         Permitted Investments - (i) Investments in Restricted Subsidiaries, including any Investment in a Person which, after giving effect to such Investment, immediately becomes a Restricted Subsidiary; (ii) Investments in direct obligations of the U.S. government or obligations of any U.S. government agency backed by the full faith and credit if the U.S. government, in each case having maturities of one year or less from the date of acquisition thereof;
(iii) Investments in certificates of deposit or banker's acceptances in each case maturing within one year of the date of issuance issued by commercial banks or trust companies located and organized in the United States having combined capital, surplus and undivided profits aggregating at least $500 million and whose parent company has senior unsecured Indebtedness rated "A+" or better by Standard & Poor's Corporation or the equivalent by Moody's Investors Service, Inc.; (iv) Investments not exceeding $2,000,000 in the aggregate in preferred stock listed on the New York or American Stock Exchange, rated "A" or better by Standard & Poor's Corporation or the equivalent by Moody's Investors Service, Inc. and the payment of which is secured by one or more letters of credit issued by a commercial bank or trust company satisfying the requirements of clause
(iii); (v) Investments in commercial paper maturing within 270 days from the date of issuance and rated A-1 or P-1 at the date of acquisition by Standard & Poor's Corporation or Moody's Investors Service, Inc.; (vi) Investments in money market mutual funds having assets in excess of $2,000,000,000; (vii) Investments in Forward Conversions (A) not exceeding $1,000,000 with respect to the common stock of a single issuer or $10,000,000 in the aggregate, (B) no more than $1,000,000 of which expire during any 10 day period and (C) only to the extent that Capital Losses are available to offset capital gains arising from such Investments in Forward Conversions; (viii) relocation, travel and miscellaneous advances not exceeding $1,500,000 in the aggregate to directors, officers and employees made in the ordinary course of business; (ix) Investments not exceeding $10,000,000 in the aggregate in receivables arising from the sale of goods and services in the ordinary course of business; and (x) Investments in addition to those described in clauses (i) through (ix) (including Investments in Forward Conversions which do not fall within the parameters of (vii) above) not exceeding $15,000,000 in the aggregate; provided, however, that if any Forward Conversion results in a loss, Forward Conversions thereafter will be Permitted Investments only if permitted by clause (x) and clause (vii) shall be of no further force and effect.

         Person - Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any governmental authority, agency or political subdivision.

         Plan - As defined in Section 3.1(h).

         Purchaser - As defined in Section 1.1.

         Reinvestment Yield - The sum of (i) 0.50% plus (ii) the yield as set forth on page "USD" of the Bloomberg Financial Markets Service (or other on-the-run service acceptable to the holders of not less than a majority in principal amount of the outstanding Notes) at 10:00 A.M.

(Chicago time) on the Determination Date for actively traded U.S. Treasury securities having a maturity equal to the then remaining Weighted Average Life to Maturity of the Notes then being prepaid or paid as of the date of prepayment or payment, rounded to the nearest month, or if such yields shall not be reported as of such time or the yields reported as of such time are not ascertainable in accordance with the preceding clause, then the arithmetic mean of the yields published in the statistical release designated H.15(5179) of the Board of Governors of the Federal Reserve System under the caption "U.S. Government Securities -- Treasury Constant Maturities" (the "statistical release") for the maturity corresponding to the remaining Weighted Average Life to Maturity of the Notes then being prepaid or paid as of the date of such prepayment or payment rounded to the nearest month. For purposes of calculating the Reinvestment Yield, the most recent weekly statistical release published prior to the applicable Determination Date shall be used. If no maturity exactly corresponding to such rounded Weighted Average Life to Maturity shall appear therein, yields for the two most. closely corresponding published maturities (one of which occurs prior and the other subsequent to the Weighted Average Life to Maturity) shall be calculated pursuant to the foregoing sentence and the Reinvestment Yield shall be interpolated from such yields on a straight-line basis (rounding, in each of such relevant periods, to the nearest month).

         Release - Any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, escaping, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including the abandonment or disposal of any barrel, container or other closed receptacle containing any Hazardous Material), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

         Rentals - As of the date of any determination thereof, all fixed payments (including all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, assessments, amortization and similar charges. Fixed rents under any so-called "percentage leases" shall be computed on the basis of the minimum rents, if any, required to be paid by the lessee, regardless of sales volume or gross revenues.

         Restricted Subsidiary - Any Subsidiary of which shares of Voting Stock representing 100% of the combined voting power of each outstanding class of Voting Stock are owned by the Company and/or one or more Wholly-Owned Subsidiaries and which has been designated as a Restricted Subsidiary in the attached Annex I or is subsequently designated as a Restricted Subsidiary by the Board of Directors of the Company and accompanied by written notice to each holder of a Note. No Subsidiary designated as a Restricted Subsidiary may thereafter be re-designated as an Unrestricted Subsidiary.

         Sale and Leaseback - Any arrangement, directly or indirectly, with any Person whereby a seller or a transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease (whether or not by means of a Capitalized Lease), or repurchase under an extended purchase contract, the same or similar property from the purchaser or the transferee of such property.

         Securities Act - The Securities Act of 1933, as amended, and as it may be further amended from time to time.

         6.01% Notes - The $15,000,000 aggregate principal amount of the Company's 6.01% Senior Notes due December 15, 1995 being issued and sold by the Company pursuant to a Note Agreement dated as of November 15, 1992 between the Company and the Purchasers named in Schedule I thereto.

         Subsidiary - Any corporation of which shares of Voting Stock representing more than 50% of the combined voting power of each outstanding class of Voting Stock are owned or controlled, directly or indirectly, by the Company.

         Unrestricted Subsidiary - Any Subsidiary which is not designated a Restricted Subsidiary.

         Voting Stock - Capital stock of any class of a corporation having power to vote for the election of members of the board of directors of such corporation, or persons performing similar functions.

         Weighted Average Life to Maturity - As applied to any payment or prepayment of principal of the Notes, at any date, the number of years obtained by dividing (a) the principal amount of the Notes to be paid or prepaid into (b) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity, or other required payment, including payment at final maturity, foregone by virtue of such payment or prepayment by (ii) the number of years (calculated to the nearest 1/12th) which would have elapsed between such date and the making of such required payment.

         Wholly-Owned - When applied to a Subsidiary, any Subsidiary 100% of the Voting Stock of all classes of which is owned by the Company and/or its Wholly-Owned Subsidiaries.

         Terms which are defined in other Sections of this Agreement shall have the meanings specified therein.

         5.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with United States generally accepted accounting principles as in effect from time to time, except where such principles are inconsistent with the requirements of this Agreement.

         5.3 Valuation Principles. Except where indicated expressly to the contrary by the use of terms such as "fair value", "fair market value" or "market value," each asset, each liability and each capital item of any Person, and any quantity derivable by a computation involving any of such assets, liabilities or capital items, shall be taken at the net book value thereof for all purposes of this Agreement. "Net book value" with respect to any asset, liability or capital item of any Person shall mean the amount at which the same is recorded or, in effect from time to time in accordance with generally accepted accounting principles, should have been recorded in the books of account of such Person, as reduced by any reserves which have been or, in accordance with generally accepted accounting principles, should have been set aside with respect thereto, but in every case (whether or not permitted in accordance with generally accepted accounting principles) without giving effect to any write-up, write-down or write-off (other than any write-down or write-off the entire amount of which was charged to Consolidated Net Income or to a reserve which was a charge to Consolidated Net Income) relating thereto which was made after the date of this Agreement.

5.4 Direct or Indirect Actions. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 6.      AFFIRMATIVE COVENANTS

         The Company agrees that, for so long as any amount remains unpaid on any Note:

6.1 Corporate Existence. The Company will maintain and preserve, and will cause each Restricted Subsidiary to maintain and preserve, its corporate existence and right to carry on its business and maintain, preserve, renew and extend all of its rights, powers, privileges and franchises necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by Section 7.7 or Section 7.8 or the termination of the corporate existence of any Restricted Subsidiary if, in the opinion of the Board of Directors of the Company, such termination is in the best interests of the Company, is not disadvantageous to holders of the Notes and is not otherwise prohibited by this Agreement.

         6.2 Insurance. The Company will, and will cause each Restricted Subsidiary to, maintain insurance coverage with financially sound and reputable insurers in such forms and amounts, with such deductibles and against such risks as are required by law or sound business practice and are customary for corporations engaged in the same or similar businesses and owning and operating similar properties as the Company and its Restricted Subsidiaries. All such insurances shall be carried with insurers in Financial Site Category Class XII or higher that are accorded an A rating or better from A.M. Best Company, Inc.

         6.3 Taxes, Claims for Labor and Materials. The Company will pay and discharge when due, and will cause each Restricted Subsidiary to pay and discharge when due, all taxes, assessments and governmental charges or levies imposed upon it or its property or assets, or upon properties leased by it (but only to the extent required to do so by the applicable lease), other than taxes which individually and in the aggregate are not material in amount and the non-payment of which could not have a material adverse effect on the business, properties, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon its property or assets, provided that neither the Company nor any Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim, the payment of which is being contested in good faith and by proper proceedings that will stay the forfeiture or sale of any property and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles.

         6.4 Maintenance of Properties. The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements, renewals and additions.

         6.5 Maintenance of Records. The Company will keep, and will cause each Restricted Subsidiary to keep, at all times proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Restricted Subsidiary, in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for such changes as are disclosed in such financial statements or in the notes thereto and concurred in by the independent certified public accountants), and the Company will, and will cause each Restricted Subsidiary to, provide reasonable protection against loss or damage to such books of record and account.

         6.6 Financial Information and Reports. The Company will furnish to the Securities Valuation Office of the National Association of Insurance Commissioners, 195 Broadway, New York, New York 10007, a copy of the financial statements referred to in Sections 6.6(a) and (b) as soon as they are available. The Company will furnish to you and to any other Institutional Holder (in duplicate if you or such other holder so request) the following:

         (a) As soon as available and in any event within 45 days after the end of each of the first three quarterly accounting periods of each fiscal year of the Company, a consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of such period and consolidated statements of income and retained earnings and cash flows of the Company and its Restricted Subsidiaries for the periods beginning on the first day of such fiscal year and the first day of such quarterly accounting period and ending on the date of such balance sheet, setting forth in comparative form the corresponding consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto and concurred in by the Company's independent certified public accountants) and certified by the chief financial officer or chief accounting officer of the company (i) outlining the basis of presentation, and (ii) stating that the information presented in such statements presents fairly the financial condition of the Company and its Restricted Subsidiaries and the results of operations for the period, subject to customary year-end audit adjustments;

         (b) As soon as available and in any event within 90 days after the last day of each fiscal year, a consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and changes in stockholders' equity, and cash flows for such fiscal year, in each case setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto and concurred in by independent certified public accountants) and accompanied by a report unqualified as to scope of audit and unqualified as to going concern as to the consolidated balance sheet. and the related consolidated statements of income and retained earnings, and cash flows by David Berdon & Co., or any other firm of independent public accountants of recognized national standing selected by the Company, to the effect that such financial statements have been prepared in conformity with generally accepted accounting principles and present fairly, in all material respects, the financial condition of the Company and its Restricted Subsidiaries and that the examination of such financial statements by such accounting firm has been made in accordance with generally accepted auditing standards;

         (c) Together with the financial statements delivered pursuant to paragraphs (a) and (b) of this Section 6.6, (i) a management's discussion and analysis of the financial condition and results of operations for the periods reported upon by such financial statements, which discussion and analysis shall satisfy the requirements of Item 303 of Securities and Exchange Commission Regulation S-K, and (ii) a certificate of the chief financial officer or chief accounting officer, (x) to the effect that such officer has re-examined the terms and provisions of this Agreement and that at the date of such certificate, during the periods covered by such financial reports and as of the end of such periods, the Company is not, or was not, in default in the fulfillment of any of the terms, covenants, provisions and conditions of this Agreement and that no Default or Event of Default is occurring or has occurred as of the date of such certificate, during such periods and as of the end of such periods, or if the signer is aware of any Default or Event of Default, such officer shall disclose in such statement the nature thereof, its period of existence and what action, if any, the Company has taken or proposes to take with respect thereto, (y) stating whether the Company in compliance with Sections 7.1 through 7.14 and setting forth, in sufficient detail, the information and computations required to establish whether or not the Company was in compliance with the requirements of Sections 7.1 through 7.9 during the periods covered by the financial reports then being furnished and as of the end of such periods and (z) setting forth a schedule of Investments in Forward Conversions containing a listing of each security and issuer thereof, the amount of such Investment, the purchase date, sale date, dollar return and percentage return. In addition, the officers certificate to accompany financial statements delivered pursuant to paragraph
(b) shall set forth the remaining balance of capital loss carry forwards of Mardevco Credit Corp;

         (d) Together with the financial reports delivered pursuant to paragraph
(b) of this Section 6.6, a letter of the independent certified public accountants stating that in making the examination necessary for expressing an opinion on such financial statements, nothing came to their attention that caused them to believe that there is in existence or has occurred any Default or Event of Default hereunder (the occurrence of which is ascertainable by accountants in the course of normal audit procedures) or, if such accountants shall have obtained knowledge of any such Default or Event of Default, describing the nature thereof and the length of time it has existed;

         (e) Promptly after the Company obtains knowledge thereof, notice of any litigation or any governmental proceeding pending against the Company or any Subsidiary in which the damages sought exceed $500,000, individually or in the aggregate, or which might reasonably be expected to otherwise materially adversely affect the business, property, profits, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole;

         (f) As soon as available, copies of each financial statement, notice, report and proxy statement which the Company shall furnish to its stockholders; copies of each registration statement and periodic report which the Company may file with the Securities and Exchange Commission, and any similar or successor agency of the Federal government administering the Securities Act, the Exchange Act or the Trust Indenture Act of 1939, as amended; without duplication, copies of each report (other than reports relating solely to the issuance of, or transactions by others involving, its securities) relating to the Company or its securities which the Company may file with any securities exchange on which any of the Company's securities may be registered; copies of any orders in any material proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries; and, except at such times as the Company is a reporting company under Section 13 or 15(d) of the Exchange Act or has complied with the requirements for the exemption from registration under the Exchange Act set forth in Rule 12g-3-2(b), such financial or other information as any holder of the Notes or prospective purchaser of the Notes may reasonably determine is required to permit such holder to comply with the requirements of Rule 144A under the Securities Act in connection with the resale by it of the Notes;

         (g) As soon as available, a copy of each other report submitted to the Company or any Restricted Subsidiary by independent accountants retained by the Company or any Restricted Subsidiary in connection with any interim or special audit made by them of the books of the Company or any Restricted Subsidiary;

         (h) As soon as available, a copy of each management letter delivered to the Company or any Restricted Subsidiary by its independent accountants and management's response to such letter;

         (i) Promptly following any change in the composition of the Company's Subsidiaries from that set forth in Annex I, as theretofore updated pursuant to this paragraph, an updated list setting forth the information specified in Annex I;

         (j) If at any time the Company provides consolidating financial statements to any Person other than an Affiliate, copies of consolidating financial statements; and

         (k) Such additional information as you or such other Institutional Holder of the Notes may reasonably request concerning the Company and its Subsidiaries.

6.7 Inspection of Properties and Records. The Company will allow, and will cause each Restricted Subsidiary to allow, any representative of you or any other Institutional Holder, so long as you or such other Institutional Holder holds any Note, to visit and inspect any of its properties, to examine its books of record and account and to discuss its affairs, finances and accounts with its officers and its public accountants (and by this provision the Company authorizes such accountants to discuss with you or such Institutional Holder its affairs, finances and accounts), all at such reasonable times and as often as you or such Institutional Holder may reasonably request and, if at the time thereof any Default or Event of Default has occurred and is continuing, at the Company's expense.

      6.8 ERISA. (a) All assumptions and Methods used to determine the actuarial valuation of employee benefits, both vested and unvested, under any Plan of the Company or any Subsidiary, and each such Plan, whether now existing or adopted after the date hereof, will comply in all material respects with ERISA and other applicable laws.

            (b) The Company will not at any time permit any Plan established, maintained or contributed to by it or any Subsidiary or "affiliate" (as defined in Section 407(d)(7) of ERISA) to:

            (i) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code or in Section 406 of ERISA;

            (ii) incur any "accumulated funding deficiency, as such term is defined in Section 302 of ERISA, whether or not waived; or

            (iii) be terminated under circumstances which are likely to result in the imposition of a lien on the property of the Company or any Subsidiary pursuant to Section 4068 of ERISA, if and to the extent such termination is within the control of the Company;

if the event or condition described in classes (i), (ii) or (iii) above is likely to subject the Company or any Subsidiary or ERISA affiliate to a liability which, in the aggregate, is material in relation to the business, properties, profits, prospects, operations, or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

            (c) The Company will furnish you or any other Institutional Holder a copy of the annual report of each Plan (Form 5500) required to be filed with the Internal Revenue Service no later than 30 days after the date such report has been filed with the Internal Revenue Service.

            (d) Promptly upon the occurrence thereof, the Company will give you and each other Institutional Holder notice of (i) a reportable event with respect to any Plan; (ii) the institution of any steps by the Company, any Subsidiary, any ERISA affiliate, the PBGC or any other Person to terminate any Plan; (iii) the institution of any steps by the Company, any Subsidiary, or any ERISA affiliate to withdraw from any Plan; (iv) a prohibited transaction in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing which, in any of the events specified above, would result in any material liability of the Company or any of its Subsidiaries.

      6.9 Compliance with Laws. (a) The Company will comply, and will cause each Restricted Subsidiary to comply, with all laws, rules and regulations, including Environmental Laws, relating to its or their respective businesses, other than laws, rules and regulations the failure to comply with which or the sanctions and penalties resulting therefrom, individually or in the aggregate, would not have a material adverse effect on the business, properties, prospects, profits, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, and would not result in the creation of a Lien which, if incurred in the ordinary course of business, would not be permitted by Section 7.5 on any of the property of the Company or any Restricted Subsidiary; provided, however, that the Company and its Restricted Subsidiaries shall not be required to comply with laws, rules and regulations the validity or applicability of which are being contested in good faith and by appropriate proceedings and as to which the Company has established adequate reserves on its books.

            (b) Promptly upon the occurrence thereof, the Company will give you and each other Institutional Holder notice of the institution of any proceedings against, or the receipt of notice of potential liability or responsibility of, the Company or any Restricted Subsidiary for violation, or the alleged violation, of any Environmental Law which violation could give rise to a material liability of the Company and its Subsidiaries taken as a whole.

      6.10 Acquisition of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, will repurchase or offer to repurchase any Notes unless the offer is made to repurchase Notes pro rata from all holders at the same time and on the same terms. The Company will forthwith cancel any Notes in any manner or at any time acquired by the Company or any Subsidiary or Affiliate and such Notes shall not be deemed to be outstanding for any of the purposes of this Agreement or the Notes.

      6.11 Private Placement Number. The Company consents to the filing of copies of this Agreement with Standard & Poor's Corporation to obtain a private placement number and with the National Association of Insurance Commissioners.

SECTION 7. NEGATIVE COVENANTS

      The Company agrees that, for so long as any amount remains unpaid on any
Note:

      7.1 Tangible Net Worth. The Company will not permit its Consolidated Tangible Net Worth to be less than $120,000,000 at any time.

      7.2 Consolidated Debt. The Company will not permit Consolidated Debt to exceed 65% of Consolidated Capitalization at any time through December 31, 1995 or to exceed 60% of Consolidated Capitalization at any time thereafter.

      7.3 Subsidiary Indebtedness. The Company will not permit any Restricted Subsidiary to create, assume, incur or otherwise become liable for, directly or indirectly, any Indebtedness, other than Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary, unless, after giving effect thereto and to the application of the proceeds thereof, the sum of (i) Indebtedness of Restricted Subsidiaries then to be outstanding, other than Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary, and (ii) outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by Liens permitted by Section 7.5(h), does not exceed 15% of Consolidated Tangible Net Worth.

      7.4 Fixed Charge Ratio. The Company will not permit as of the end of any fiscal quarter the ratio of Consolidated Operating Cash Flow for any four of the six !immediately preceding fiscal quarters to Fixed Charges for such quarters to be less than (i) 1.50 to 1.00 for quarters ending on or prior to December 31, 1995 and (ii) 1.75 to 1.00 for quarters ending after December 31, 1995.

      7.5 Liens. The Company will not, and will not permit any Restricted Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:

            (a) Liens existing on property or assets of the Company or any Restricted Subsidiary as of the date of this Agreement that are described in the attached Annex II;

            (b) Liens for taxes, assessments or governmental charges not then due and delinquent or the validity of which is being contested in good faith and as to which the Company has established adequate reserves on its books;

            (c) Construction, mechanics' materialmen's or warehousemen's Liens securing obligations not due or, if overdue, being contested in good faith by appropriate proceedings.

            (d) Liens arising in connection with court proceedings, provided the execution of such Liens is effectively stayed, such Liens are being contested in good faith and the Company has established adequate reserves therefor on its books;

            (e) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money (including encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property and landlord's and lessor's liens) that in the aggregate do not materially interfere with the Conduct of the business of the Company and its Restricted Subsidiaries taken as a whole or materially impair the value of the property or assets subject thereto;

            (f) Liens securing Indebtedness of a Restricted Subsidiary to the Company;

            (g) Liens on fixed assets created substantially contemporaneously with the date of acquisition, to secure or provide for all or a portion of the purchase price or cost of construction of such fixed assets, provided that such Liens do not extend to other property of the Company or any Restricted Subsidiary and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed 100% of the cost of the property subject thereto and that incurrence of the Indebtedness secured by such Liens does not result in a breach of Section 7.2, 7.3 or 7.4;

            (h) Liens not otherwise permitted by paragraphs (a) through (g) above incurred subsequent to the Closing Date to secure Indebtedness, including Sale and Leaseback transactions, provided that the sum of (i) Indebtedness secured by Liens incurred pursuant to this paragraph (h) plus, (ii) without duplication, Indebtedness of Restricted Subsidiaries does not at any time exceed 15% of Consolidated Tangible Net Worth; and

            (i) Liens resulting from extensions, renewals, refinancings and refundings of Indebtedness secured by Liens permitted by paragraphs (a) through
(g) above, provided there is no increase in the principal amount of Indebtedness secured thereby at the time of renewal, and any new Lien attaches only to the same property or assets theretofore subject to such earlier Lien.

      7.6 Restricted Payments. The Company will not, except as hereinafter provided:

            (a) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

            (b) directly or indirectly, or through any Subsidiary or Joint Venture, purchase, redeem, retire or otherwise acquire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock; or

            (c) make any other payment or distribution, either directly or indirectly, or through any Subsidiary in respect of its capital stock;

(all such non-permitted declarations, payments purchases, redemptions, retirements, acquisitions or distributions being hereinafter referred to as "Restricted Payments") unless, after giving effect thereto, (i) the aggregate amount of Restricted Payments made after December 31, 1992 to and including the date of making the Restricted Payment in question would not exceed the sum of:
(x) $5,000,000; (y) 60% of cumulative Consolidated Net Income since December 31, 1992 (less 100% thereof in case of a deficit); and (z) the net proceeds of the issuance or sale of any of the Company's capital stock after December 31, 1992; and (ii) no Default or Event of Default would exist.

      7.7 Merger or Consolidation. The Company will not, and will not permit any Restricted Subsidiary to, merge or consolidate with, or sell all or substantially all of its assets to, any Person, except that:

            (a) The Company may merge into or consolidate with, or sell all or substantially all of its assets to, any Person or permit any Person to merge into it, provided that immediately after giving effect thereto,

                  (i) The Company is the successor corporation or, if the
            Company is not the successor corporation, the successor corporation is a solvent corporation organized under the laws of a state of the United States of America, the District of Columbia or Canada and expressly assumes in writing the Company's obligations under the Notes and this Agreement and (y) the holders of the Notes shall have received an opinion of legal counsel reasonably acceptable to them that this Agreement and the Notes are legal, valid and binding obligations of the successor corporation, enforceable against the successor corporation in accordance with their terms;

                  (ii) There shall exist no Default or Event of Default; and

                  (iii) The Company or such successor corporation could incur at least $1.00 of additional Indebtedness; and

            (b) Any Restricted Subsidiary may (i) merge into the Company or another Restricted Subsidiary or (ii) sell, transfer or lease all or any part of its assets to the Company or to another Restricted Subsidiary or (iii) merge into any Person which, as a result of such merger, becomes a Restricted Subsidiary, or (iv) merge with any Person which does not become a Restricted Subsidiary as a result of such merger so long as such merger is otherwise permitted by this Section 7.7; provided in each such instance that immediately after giving effect thereto there shall exist no Default or Event of Default.

      7.8 Sale of Assets; Sale of Receivables. (a) The Company will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise (including by way of merger) dispose of (collectively a "Disposition") any assets (including capital stock of Subsidiaries), in one or a series of transactions (other than in the ordinary course of business or as permitted by Section 7.7) to any Person, except the Company or a Restricted Subsidiary, if, after giving effect to such Disposition, the aggregate net book value of assets subject to Dispositions (i) during the fiscal year in which such Disposition occurs would exceed 15% of Consolidated Tangible Net Worth as of the end of the immediately preceding fiscal quarter or (ii) subsequent to the Closing Date would exceed 30% of Consolidated Tangible Net Worth as of the end of the immediately preceding fiscal quarter; provided, that such Disposition shall not be subject to or included in the foregoing limitation and computation if within six months of such Disposition the net proceeds thereof are either (x) reinvested in productive fixed assets of the Company or a Restricted Subsidiary, or (y) applied to repay Indebtedness, including prepayment of the Notes at a price equal to 100% of the principal amount to be prepaid plus interest accrued to the date of prepayment, of the Company or its Restricted Subsidiaries on a pro rata basis.

            (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may (ii) sell, with or without recourse., not in excess of $35,000,000 face amount of accounts receivable through December 31, 1995 and not in excess of $50,000,000 face amount of accounts receivable thereafter, provided that (i) on a pro forma basis after giving effect to any such sale, the ratio of Consolidated Current Assets to Consolidated Current Liabilities would not be less than 1.25 to 1.00, and (ii) the discount on receivables sold with recourse is not more than 20% of the face amount or fair market value of such receivables, whichever is greater, and the net proceeds from the sale of receivables without recourse is not less than 80% of the face amount or fair market value of such receivables, whichever is greater.

      7.9 Disposition of Stock of Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, issue, sell or transfer the capital stock of a Restricted Subsidiary unless (i) all shares of capital stock of such Restricted Subsidiary and all Indebtedness of such Restricted Subsidiary owned by the Company and by every other Restricted Subsidiary shall simultaneously be sold, transferred or otherwise disposed of, (ii) such Restricted Subsidiary does not thereafter own any shares of capital stock or Indebtedness of the Company or another Restricted Subsidiary and, in each such case, such sale would not be prohibited under Section 7.7 and (iii) the Board of Directors of the Company shall have made a good faith determination that such sale or transfer is in the best interests of the Company.

      7.10 Permitted Investments. The Company will not, and will not permit any Restricted Subsidiary to, make any Investment other than a Permitted Investment.

      7.11 Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including the furnishing of goods or services) with an Affiliate except in the ordinary course of business on terms and conditions no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

      7.12 Consolidated Tax Returns. The Company will not file, or consent to the filing of, any consolidated Federal income tax return with any Person other than a Restricted Subsidiary, except to the extent that the Company is required under the Code to do otherwise.

      7.13 Nature of Business. The Company will not, and will not permit any Restricted Subsidiary to, enrage in any business if, as a result thereof, the business then to be conducted by the Company and its Restricted Subsidiaries, taken as a whole, would be materially different than the automotive parts business described in the Private Placement Memorandum dated October 1992.

      7.14 Guaranties. The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect to any guaranty of Indebtedness except Guaranties which are limited in amount to a stated maximum principal amount dollar exposure.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES THEREFOR

      8.1 Nature of Events. An "Event of Default" shall exist if any one or more of the following occurs:

            (a) Any default in the payment of interest when due on any of the Notes and continuance of such default for a period of 5 days;

            (b) Any default in the payment of the principal of any of the Notes or the Make-Whole Amount thereon, if any, at maturity, upon acceleration of maturity or at any date fixed for prepayment;

            (c) Any default (i) in the payment of the principal of, or interest or premium on, any other Indebtedness of the Company and its Restricted Subsidiaries as and when due and payable (whether by lapse of time, declaration, call for redemption or otherwise) and the continuation of such default beyond the period of grace, if any, allowed with respect thereto, or (ii) (other than a payment default) under any mortgages, agreements or other instruments of the Company and its Subsidiaries under or pursuant to which Indebtedness is issued, resulting in the acceleration of such Indebtedness;

            (d) Any default in the observance of any covenant or agreement contained in Sections 7.6, 7.7, 7.8 or 8.7;

            (e) Any default in the observance or performance of any other covenant or provision of this Agreement which is not remedied within 30 days after the Company obtains knowledge thereof;

            (f) Any representation or warranty made by the Company in this Agreement, or made by the Company in any written statement or certificate furnished by the Company in connection with the issuance and sale of the Notes or furnished by the Company pursuant to this Agreement, proves incorrect in any material respect as of the date of the issuance or making thereof;

            (g) Any judgment, writ or warrant of attachment or any similar process in an aggregate amount in excess of $500,000 shall be entered or filed against the Company or any Restricted Subsidiary or against any property or assets of either and remain unpaid, unvacated, unbonded or unstayed (through appeal or otherwise) for a period of 60 days after the Company or any Restricted Subsidiary receives notice thereof; or

            (h)   The Company or any Restricted Subsidiary shall

                  (i) generally not pay its debts as they become due or admit in writing its inability to pay its debts generally as they become due;

                  (ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code, or any similar applicable bankruptcy or insolvency law, as now or in the future amended (herein collectively called "Bankruptcy Laws"); file an answer or other pleading admitting or failing to deny the material allegations of such a petition; fail to file, within the time allowed for such purpose, an answer or other pleading denying or otherwise controverting the material allegations of such a petition; or file an answer or other pleading seeking, consenting to or acquiescing in relief provided for under the Bankruptcy Laws;

                  (iii) make an assignment of all or a substantial part of its property for the benefit of its creditors;

                  (iv) seek or consent to or acquiesce in the appointment of a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property;

                  (v) be finally adjudicated a bankrupt or insolvent;

                  (vi) be subject to the entry of a court order, which shall not be vacated, set aside or stayed within 90 days from the date of entry, (A) appointing a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property, or (B) for relief pursuant to an involuntary case brought under or effecting an arrangement in, bankruptcy or (C) for a reorganization pursuant to the Bankruptcy Laws or (D) for any other judicial modification or alteration of the rights of creditors; or

                  (vii) be subject to the assumption of custody or sequestration by a court of competent jurisdiction of all or a substantial part of its property, which custody or sequestration shall not be suspended or terminated within 60 days from its inception.

      8.2 Remedies on Default. When any Event of Default described in paragraphs
(a) through (g) of Section 8.1 has occurred and is continuing, the holders of more than 50% in aggregate principal amount of the Notes then outstanding may, by notice to the Company, declare the entire principal, together with the Make-Whole Amount (to the extent permitted by law) and all interest accrued on all Notes to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived. Notwithstanding the foregoing, (i) when any Event of Default described in paragraphs (a) or (b) of Section 8.1 has occurred and is continuing, any holder may by notice to the Company declare the entire principal, together with the Make-Whole Amount (to the extent permitted by law) and all interest accrued on the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived and (ii) when any Event of Default described in paragraph (h) of Section 8.1 has occurred, then the entire principal, together with the Make-Whole Amount (to the extent permitted by law) and all interest accrued on all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes or any of them becoming due and payable as aforesaid, the Company will forthwith pay to the holders of such Notes the entire principal of and interest accrued on such Notes, plus the Make-Whole Amount which shall be calculated on the Determination Date.

      8.3 Annulment of Acceleration of Notes. The provisions of Section 8.2 are subject to the condition that if the principal of, the Make-Whole Amount and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (g)., inclusive, of Section 8.1, the holder or holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that (i) at the time such declaration is annulled and rescinded no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement, (ii) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, Make-Whole Amount or interest on the Notes which has become due and payable solely by reason of such declaration under
Section 8.2) shall have been duly paid and (iii) each and every Default or Event of Default shall have been cured or waived; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

      8.4 Other Remedies. If any Event of Default shall be continuing, any holder of Notes may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement, and may enforce the payment of any Note held by such holder and any of its other legal or equitable rights.

      8.5 Conduct No Waiver; Collection Expenses. No course of dealing on the part of any holder of Notes, nor any delay or failure on the part of any holder of Notes to exercise any of its rights, shall operate as a waiver of such rights or otherwise prejudice such holder's rights, powers and remedies. If the Company fails to pay, when due, the principal of, the Make-Whole Amount, or the interest on, any Note, or fails to comply with any other provision of this

Agreement, the Company will pay to each holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including but not limited to reasonable attorneys' fees, incurred by such holders of the Notes in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

      8.6 Remedies Cumulative. No right or :remedy conferred upon or reserved to any holder of Notes under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given under this Agreement or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to any holder of Notes may be exercised from time to time and as often as may be deemed expedient by such holder, as the case may be.

      8.7 Notice of Default. With respect to Defaults, Events of Default or claimed defaults, the Company will give the following notices:

            (a) The Company promptly, but in any event within 5 days after an officer of the Company obtains knowledge, will furnish to each holder of a Note written notice of the occurrence of a Default or an Event of Default. Such notice shall specify the nature of such default, the period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto.

            (b) If the holder of any Note or of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default, the Company will forthwith give written notice thereof to each holder of the then outstanding Notes, describing the notice or action and the nature of the claimed default.


SECTION 9. AMENDMENTS, WAIVERS AND CONSENTS

      9.1 Matters Subject to Modification. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holder or holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided, however, that, without the written consent of the holder or holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective which will (i) change the time of payment (including any required prepayment or optional prepayment) of the principal of or the interest on any Note, (ii) reduce the principal amount thereof or the Make-Whole Amount, if any, or change the rate of interest thereon, (iii) change any provision of any instrument affecting the preferences between holders of the Notes or between holders of the Notes and other creditors of the Company, or (iv) change any of the provisions of Section 8.2, Section 8.3 or this Section 9.

      For the purpose of determining whether holders of the requisite principal amount of Notes have made or concurred in any waiver, consent, approval, notice or other communication under this Agreement, Notes held in the name of, or owned beneficially by, the Company, any Subsidiary or any Affiliate thereof, shall not be deemed outstanding.

      9.2 Solicitation of Holders of Notes. The Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall concurrently be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 9 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interests, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to each holder of the then outstanding Notes.

      9.3 Binding Effect. Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right related thereto.

SECTION 10. FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT

      10.1 Form of Notes. Each Note initially delivered under this Agreement will be in the form of one fully registered Note in the form attached as Exhibit
A. The Notes are issuable only in fully registered form and in denominations of at least $100,000 (or the remaining outstanding balance thereof, if less than $100,000).

      10.2 Note Register. The Company shall cause to be kept at its principal office a register (the "Note Register") for the registration and transfer of the Notes. The names and addresses of the holders of Notes, the transfer thereof and the names and addresses of the transferees of the Notes shall be registered in the Note Register. The Company may deem and treat the person in whose name a
Note is so registered as the holder and owner thereof for all purposes and shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this Section 10.

      10.3 Issuance of New Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of the Company designated for notices in accordance with Section 11.2, the Company shall execute and deliver, at its expense, one or more new Notes of any authorized denominations requested by the holder of the surrendered Note, each dated the date to which interest has been paid on the Notes so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note, and registered in the name of such person or persons as shall be designated in writing by such holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or by his attorney duly authorized in writing. The Company may condition its issuance of any new Note in connection with a transfer by any Person on compliance with Section 3.2, by Institutional Holders on compliance with Section 2.5 and on the payment to the Company of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of such transfer.

      10.4 Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or in the event of such mutilation upon surrender and cancellation of the Note, the Company, without charge to the holder thereof, will make and deliver a new Note, of like tenor in lieu of such lost, stolen, destroyed or mutilated Note. If any such lost, stolen or destroyed Note is owned by you or any other Institutional Holder, then the affidavit of an authorized officer of such owner setting forth the fact of such loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note, other than a written agreement oil! such owner (in form reasonably satisfactory to the Company) to indemnify the Company.

SECTION 11. MISCELLANEOUS

      11.1 Expenses. Whether or not the purchase of Notes herein contemplated shall be consummated, the Company agrees to pay directly all reasonable expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, including, but not limited to, out-of-pocket expenses, filing fees of Standard Poor's Corporation in connection with obtaining a private placement number, filing fees of the National Association of Insurance Commissioners, charges and disbursements of special counsel, photocopying and printing costs and charges for shipping the Notes, adequately insured, to you at your home office or at such other address as you may designate, and all similar expenses (including the fees and expenses of counsel) relating to any amendments , waivers or consents in connection with this Agreement or the Notes, including, but not limited to, any such amendments, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other documentary taxes, if any, which may be payable, or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes (but not in connection with a transfer of any Notes), whether or not any Notes are then outstanding. The obligations of the Company under this
Section 11.1 shall survive the retirement of the Notes.

      11.2 Notices. Except as otherwise expressly provided herein, all communications provided for in this Agreement shall be in writing and delivered or sent by registered or certified mail, return receipt requested, or by overnight courier (i) if to you, to the address set forth below your name in
Schedule I, or to such other address as you may in writing designate, (ii) if to any other holder of the Notes, to such address as the holder may designate in writing to the Company, and (iii) if to the Company, to Standard Motor Products, Inc., 37-18 Northern Boulevard, Long Island City, New York 11101 Attention:
Treasurer, or to such other address as the Company may in writing designate.

      11.3 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by you at the closing of the purchase of the Notes (except the Notes themselves), and (iii) financial statements, certificates and other information previously or hereafter furnished to you may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered or is otherwise incomplete.

      11.4 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

      11.5 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

      11.6 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      11.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 11.3.

      11.8 Reliance on and Survival of Provisions. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant to this Agreement, whether or not in connection with a closing, (i) shall be deemed to have been relied upon by you, notwithstanding any investigation heretofore or hereafter made by you or on your behalf and (ii) shall survive the delivery of this Agreement and the Notes.

      11.9 Integration and Severability. This Agreement embodies the entire agreement and understanding between you and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Note or application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and in any Note, and any other application thereof, shall not in any way be affected or impaired thereby.

      IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be executed and delivered by their respective officer or officers thereunto duly authorized.



                                    STANDARD MOTOR PRODUCTS, INC.

                                    By: _______________________________
                                    Title:     President


                                    KEMPER INVESTORS LIFE INSURANCE COMPANY

                                    By: _______________________________
                                    Title:     Authorized Signatory


                                    By: _______________________________
                                    Title:     Authorized Signatory


                                    FEDERAL KEMPER LIFE ASSURANCE COMPANY

                                    By: _______________________________
                                    Title:     Authorized Signatory


                                    By: _______________________________
                                    Title:     Authorized Signatory


                                    LUMBERMENS MUTUAL CASUALTY COMPANY

                                    By: _______________________________
                                    Title:     Authorized Signatory


                                    By: _______________________________
                                    Title:     Authorized Signatory

                                    FIDELITY LIFE ASSOCIATION

                                    By: _______________________________
                                    Title:     Authorized Signatory

                                    By: _______________________________
                                    Title:     Authorized Signatory


                                    AMERICAN MOTORISTS INSURANCE COMPANY

                                    By: _______________________________
                                    Title:     Authorized Signatory


                                    By: _______________________________
                                    Title:     Authorized Signatory


                                    AMERICAN MANUFACTURERS MUTUAL INSURANCE
                                    COMPANY

                                    By: _______________________________
                                    Title:     Authorized Signatory

                                    By: _______________________________
                                    Title:     Authorized Signatory


                                    ALLSTATE LIFE ]INSURANCE COMPANY

                                    By: _______________________________
                                    Title:     Authorized Signature

                                    By: _______________________________
                                    Title:     Authorized Signatory


                                    TEACHERS INSURANCE AND ANNUITY ASSOCIATION
                                    OF AMERICA

                                    By: _______________________________
                                    Title:

                                    PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                    By: _______________________________
                                    Title:

================================================================================


                          STANDARD MOTOR PRODUCTS, INC.

                                 NOTE AGREEMENT

                          Dated as of November 15, 1992


                          $65,000,000 Principal Amount
                               7.85% Senior Notes
                              Due December 15, 2002


================================================================================

                                TABLE OF CONTENTS

                                                                           PAGE
Section 1.  DESCRIPTION OF NOTES AND COMMITMENT.........................     1

      1.1   Description of Notes........................................     1

      1.2   Commitment; Closing Date....................................     1

Section 2.  PREPAYMENT OF NOTES.........................................     2

      2.1   Required Prepayments........................................     2

      2.2   Optional Prepayments........................................     2

      2.3   Notice of Prepayments.......................................     3

      2.4   Surrender of Notes on Prepayment or Exchange................     3

      2.5   Direct Payment and Deemed Date of Receipt...................     3

      2.6   Allocation of Payments......................................     4

      2.7   Payments Due on Saturdays, Sundays and Holidays.............     4

Section 3.  REPRESENTATIONS.............................................     4

      3.1   Representations of the Company..............................     4

      3.2   Representations of the Purchasers..........................     10

Section 4.  CLOSING CONDITIONS.........................................     11

      4.1   Representations and Warranties.............................     11

      4.2   Legal Opinions.............................................     11

      4.3   Events of Default..........................................     11

      4.4   Payment of Fees and Expenses...............................     11

      4.5   Sale of Notes to Other Purchasers; Sale of 6.01% Notes.....     11

      4.6   Legality of Investment.....................................     11

      4.7   Private Placement Number...................................     11

      4.8   Consent of NBD. N.A........................................     11

      4.9   Proceedings and Documents..................................     12

Section 5.  INTERPRETATION OF AGREEMENT................................     12

      5.1   Certain Terms Defined......................................     12

      5.2   Accounting Principles......................................     19

      5.3   Valuation Principles.......................................     19

      5.4   Direct or Indirect Actions.................................     20


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                           PAGE
Section 6   AFFIRMATIVE COVENANTS......................................     20

      6.1   Corporate Existence........................................     20

      6.2   Insurance..................................................     20

      6.3   Taxes, Claims for Labor and Materials......................     20

      6.4   Maintenance of Properties..................................     21

      6.5   Maintenance of Records.....................................     21

      6.6   Financial Information and Reports..........................     21

      6.7   Inspection of Properties and Records.......................     23

      6.8   ERISA......................................................     24

      6.9   Compliance with Laws.......................................     24

      6.10  Acquisition of Notes.......................................     25

      6.11  Private Placement Number...................................     25

Section 7   NEGATIVE COVENANTS.........................................     25

      7.1   Tangible Net Worth.........................................     25

      7.2   Consolidated Debt..........................................     25

      7.3   Subsidiary Indebtedness....................................     25

      7.4   Fixed Charge Ratio.........................................     25

      7.5   Liens......................................................     26

      7.6   Restricted Payments........................................     27

      7.7   Merger or Consolidation....................................     27

      7.8   Sale of Assets; Sale of Receivables........................     28

      7.9   Disposition of Stock of Restricted Subsidiaries............     28

      7.10  Permitted Investments......................................     28

      7.11  Transactions with Affiliates...............................     29

      7.12  Consolidated Tax Returns...................................     29

      7.13  Nature of Business.........................................     29

      7.14  Guaranties.................................................     29

Section 8   EVENTS OF DEFAULT AND REMEDIES THEREFOR....................     29

      8.1   Nature of Events...........................................     29

      8.2   Remedies on Default........................................     31


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                           PAGE
      8.3   Annulment of Acceleration of Notes.........................     31

      8.4   Other Remedies.............................................     31

      8.5   Conduct No Waiver; Collection Expenses.....................     31

      8.6   Remedies Cumulative........................................     32

      8.7   Notice of Default..........................................     32

Section 9   AMENDMENTS, WAIVERS AND CONSENTS...........................     32

      9.1   Matters Subject to Modification............................     32

      9.2   Solicitation of Holders of Notes...........................     33

      9.3   Binding Effect.............................................     33

Section 10  FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE AND
            REPLACEMENT................................................     33

      10.1  Form of Notes..............................................     33

      10.2  Note Register..............................................     33

      10.3  Issuance of New Notes upon Exchange or Transfer............     33

      10.4  Replacement of Notes.......................................     34

Section 11  MISCELLANEOUS..............................................     34

      11.1  Expenses...................................................     34

      11.2  Notices....................................................     34

      11.3  Reproduction of Documents..................................     35

      11.4  Successors and Assigns.....................................     35

      11.5  Law Governing..............................................     35

      11.6  Headings...................................................     35

      11.7  Counterparts...............................................     35

      11.8  Reliance on and Survival of Provisions.....................     35

      11.9  Integration and Severability...............................     35

ANNEXES
      I.    Subsidiaries
      II.   Liens

EXHIBITS

      A.    Form of Senior Note


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                           PAGE
      B.    Form of Legal Opinion of Purchasers' Counsel
      C.    Form of Legal Opinion of Company Counsel


                                      -iv-
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not delete this section break if you plan to add text after the Table of
Contents/Authorities. Deleting this break will cause Table of Contents/
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